EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

William D. Baker

Senior Vice President, Finance and Operations, CFO

510-420-7512

wbaker@netopia.com

Netopia Completes Private Placement of Common Stock

EMERYVILLE, Calif. — August 5, 2003 – Netopia, Inc. (Nasdaq: NTPA), a market leader in broadband equipment, software and services, today announced that it has completed a private placement of approximately 1.4 million shares of common stock. The shares were sold to institutional investors. CDC Securities assisted Netopia as placement agent. Netopia estimates that net proceeds will be approximately $6.1 million, after expenses related to the transaction. Netopia has agreed to file a registration statement covering the shares issued in the transaction. Netopia expects to use the proceeds for general working capital and operations.

About Netopia

Netopia, Inc. develops, markets and supports broadband equipment, software and services that simplify and enhance the delivery of broadband services to residential and business-class customers. Netopia’s offerings enable carriers and broadband service providers to improve their profitability with feature-rich modems, routers and gateways, software that manages to the edge of the network to reduce costs, and value-added services to enhance revenue generation. Netopia’s broadband equipment is interoperable with all major central office equipment suppliers, including Alcatel, Cisco, Copper Mountain Networks, Ericsson, Lucent Technologies, Nokia, Paradyne, Siemens, and Zhone Technologies. Netopia has established strategic distribution relationships with leading carriers and broadband service providers including BellSouth, Covad Communications, EarthLink, France Telecom, Hong Kong Telecom/PCCW, MegaPath Networks, Netifice, SBC Communications, Swisscom, Telecom Italia and Verizon.

Netopia’s service delivery platform includes the netOctopus suite of gateway and PC management and customer support software solutions, and the Web eCommerce server software. netOctopus server software products enable remote support and centralized management of installed broadband gateways and end devices, allowing carriers and broadband service providers to “manage to the edge” of the network. netOctopus Desktop Support and eCare software enable broadband service providers and enterprises to support customers by remotely viewing and operating the customer’s desktop computer.

Headquartered in Emeryville, Calif., Netopia’s common stock trades on The Nasdaq Stock Market® under the symbol “NTPA.” Further information about Netopia can be obtained via phone 510-420-7400, fax 510-420-7601, or on the Web at www.netopia.com.

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